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                   [MEMORY PHARMACEUTICALS CORP. LETTERHEAD]


March 3, 2005


Joseph Donabauer

Dear Mr. Donabauer:

         We are pleased to provide you with the terms and conditions of your recent promotion to the position of Vice President & Controller. We look forward to you continuing to be a part of our team, and are confident that you will contribute significantly to the value of our organization. The terms of your promotion by the Company are as follows.

         1. Position. Your position will be Vice President & Controller, based out of the Company's offices currently located in Montvale, New Jersey, and you will report directly to the Company's Chief Executive Officer unless otherwise directed by the CEO. As Vice President & Controller, you will be part of the Company's senior management team. In addition to performing duties and responsibilities associated with the position of Vice President & Controller, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location.

         As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

         2. Starting Date/Nature of Relationship. Your promotion shall be effective as of December 14, 2004. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days' prior written notice to the other party.

         3. Compensation.

         (a) Effective January 1, 2005, your initial salary will be at the bi-weekly rate of $6,923.08 (annualized at $180,000).

         (b) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Effective January 1, 2005, your target bonus will be equal to twenty-five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives.

         (c) Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any,
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MEMORY PHARMACEUTICALS CORP.


and other benefits or payments, if any, to which you are entitled. In the event that you are terminated by the Company without "Cause" (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. The Company will not be obligated to continue any such payments to you under this paragraph 3(d) in the event you materially breach the terms of the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment (with or without Cause), you shall continue to be bound by the provisions of the Confidentiality Agreement.

         (d) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement.

         4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eleven paid holidays, four floating holidays and four (4) weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy

         5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, the Confidentiality and Non-Competition Agreement you entered into with the Company, dated as of June 17, 2002 (the "Confidentiality Agreement"), shall remain in full force and effect. You agree that nothing contained in this amendment or in this letter shall be deemed to alter your status as an "at-will" employee.

         6. General.

         (a) This letter, when executed, together with the Confidentiality Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

         (b) This letter shall be governed by the law of the State of New
Jersey.


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MEMORY PHARMACEUTICALS CORP.


         Please sign the enclosed additional copy of this letter, which execution will evidence your agreement with the terms set forth herein and therein, and return it to the Company.



MEMORY PHARMACEUTICALS CORP.


By: /s/ Tony Scullion
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    Name:  Tony Scullion
    Title: Chief Executive Officer



ACCEPTED AND AGREED:


/s/ Joseph M. Donabauer
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Joseph M. Donabauer


Date: March 3, 2005


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